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                                                                     Exhibit 5.1

              [ELLENOFF GROSSMAN SCHOLE & CYRULI, LLP LETTERHEAD]


                                                                   June 11, 2002

BioDelivery Sciences International, Inc.
185 South Orange Avenue, Administrative Building 4
Newark, NJ 07103

Dear Sir/Madam:

     We refer to the Registration Statement on Form SB-2 (File No. 333-72872) (the "Registration Statement") filed by BioDelivery Sciences International, Inc. a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), relating to the sale by the Company of (i) a maximum of 2,300,000 units (the "Units") of securities, each Unit consisting of one share of the common stock of the Company, par value of $.001. per share (the "Common Stock"), and one Class A Warrant. Each Class A Warrant is exercisable to purchase one share of Common Stock and (ii) the representative's unit purchase option ("Unit Purchase Option") evidencing the right to purchase 200,000 Units (the "Underwriter's Units") of securities, each Underwriter's Unit consisting of one share of Common Stock and one Class A Warrant.

     We have reviewed such documents and records as we have deemed necessary to enable us to express an informed opinion on the matters covered hereby, and we are of the opinion that:

          1. The maximum of 2,300,000 shares of Common Stock included in the Units and proposed to be sold by the Company will, when sold pursuant to the Registration Statement and the resolutions of the Board of Directors of the Company authorizing the same, be legally issued, fully paid and non-assessable. The shares of Common Stock issuable upon exercise of the Class A Warrants included in the Units will, when issued in accordance with the terms and conditions of the Warrant Agreement, a form of which is filed as an Exhibit to the Registration Statement, between the Company and American Stock Transfer & Trust Company as Warrant Agent (the "Warrant Agreement"), be legally issued, fully paid and non-assessable.

          2. The Class A Warrants included in the Units and the Class A Warrants issuable upon exercise of the Unit Purchase Option will, when sold as contemplated by the Registration Statement, constitute legal, valid and binding obligations of the Company; and

          3. The 200,000 shares of Common Stock included in the Underwriter's Units issuable upon exercise of the Underwriter's Unit Purchase Option, will, when issued in accordance with the terms and conditions of the Unit Purchase Option granted by the Company to Kashner Davidson Securities Corporation, a form of which is filed as an Exhibit to the Registration Statement, be legally issued, fully paid and non-assessable. The shares of Common Stock issuable upon exercise of the Underwriter's Class A
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BioDelivery Sciences International, Inc.
June 11, 2002
Page 2


                              Warrants included in the Underwriter's Units will, when issued in accordance with the terms and conditions of the Warrant Agreement, be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the prospectus which forms a part thereof.

     We are delivering this opinion to the Company, and no person other than the Company may rely upon it.


                                  Very truly yours,

                                  /s/ Ellenoff Grossman Schole & Cyruli, LLP

                                  Ellenoff Grossman Schole & Cyruli, LLP